Bradley Pharmaceuticals, Inc. and Subsidiaries


              CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY


                                Class A common stock,      Class B common stock
                                   $.01 par value             $.01 par value
                                ---------------------      --------------------
                                 Shares      Amount         Shares      Amount
                                --------    ---------      --------    --------

Balance at December 31, 1996   7,692,267  $ 13,970,240      431,552   $  845,448

Stock options exercised           31,500        40,010
Other                               -           56,274
Shares issued to Berlex, Inc.
  pursuant to amendment to
  asset purchase agreement       450,000       586,215
Shares issued for consulting
  services                           528         1,188
                               ----------   -----------    ---------   ---------

Balance at December 31, 1997   8,174,295    14,653,927      431,552      845,448

Stock options exercised           10,000        11,388
Shares issued for consulting
  services                         5,020         9,798
Compensation Charge for stock
  options issued to consultants                86,834
                               ----------   -----------    ---------   ---------
Balance at December 31, 1998   8,189,315   $14,761,947      431,552   $  845,448






                                                      Retained
                                     Treasury         earnings
                                       Stock        (accumulated
                                      Amount           deficit)       Total
                                  -------------     -------------  -------------

Balance at December 31, 1996     $      -          $  (3,000,488) $ 11,815,200

Stock options exercised                                                 40,010
Other                                                                   56,274
Shares issued to Berlex, Inc.
  pursuant to amendment to
  asset purchase agreement                                             586,215
Shares issued for consulting
  services                                                               1,188
Purchase of treasury stock, net      (231,198)                        (231,198)
Net Income for the year                                  906,406       906,406
                                  ------------      -------------  ------------
Balance at December 31, 1997         (231,198)        (2,094,082)   13,174,095

Stock options exercised                                                 11,388
Shares issued for consulting
  services                                                               9,798
Compensation charge for stock
  options issued to consultants                                         86,834
Purchase of treasury stock, net      (329,685)                        (329,685)
Net income for the year                                  918,973       918,973
                                  ------------      -------------   -----------
Balance at December 31, 1998     $   (560,883)     $  (1,175,109)  $13,871,403
                                  ============      =============   ===========


The accompanying notes are an integral part of these statements.



                                F-6